                                                                     EXHIBIT 4.3



                           CERTIFICATE OF DESIGNATION

                                     of the

                SERIES D EXCHANGEABLE CONVERTIBLE PREFERRED STOCK

                                       of

                              ENERGY PARTNERS, LTD.


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                  ENERGY PARTNERS, LTD., a Delaware corporation (the "Company"), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted a resolution providing for the issuance of a new series of preferred stock designated as the Series D Exchangeable Convertible Preferred Stock, which resolution is as follows:

                  RESOLVED, that a series of the Company's preferred stock, par value $1.00 per share, designated as the Series D Exchangeable Convertible Preferred Stock be and hereby is created and that the voting powers, designations, preferences, and relative, participating, optional or other special rights thereof, and the qualifications, limitations or restrictions thereof be as follows:

                SERIES D EXCHANGEABLE CONVERTIBLE PREFERRED STOCK


                  SECTION 1. Certain Definitions. The following terms shall have the following meanings:

                  "Closing Date" means the date of the closing of the first issuance of the Preferred Stock.

                  "Common Stock" means the Company's Common Stock, $0.01 par value per share.

                  "Conversion Price" means $8.54, as adjusted from time to time as set forth in Section 7.2.

                  "Dividend Accrual Date" has the meaning given such term in
Section 3.1(a).

                  "Dividend Payment Date" has the meaning given such term in
Section 3.1(a).

                  "Dividend Period" has the meaning given such term in Section 3.1(a).


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                  "Dividend Rate" means, for any Dividend Period, the rate per annum set forth opposite the date on which such Dividend Period ends in the table below.


         Dividend Period Ending                          Rate
         ----------------------                          ----
          July 15, 2002                                    7%
          January 15, 2003                                 7%
          July 15, 2003                                    7%
          January 15, 2004                                 7%
          July 15, 2004                                    7%
          January 15, 2005                                 7%
          July 15, 2005                                    8%
          January 15, 2006                                 8%
          July 15, 2006                                    9%
          January 15, 2007                                 9%
          July 15, 2007 and thereafter                    10%

                  "Dividend Shares" means fully paid and nonassessable shares, or fractions thereof, of Preferred Stock paid as dividends on Preferred Stock pursuant to Section 3.2(b).

                  "Exchange Notes" means the subordinated convertible notes of the Company in the form attached to the Merger Agreement dated as of December 16, 2001 among the Company, Hall-Houston Oil Company and Saints Acquisition Subsidiary, Inc., issued in exchange for the Preferred Stock in accordance with this Certificate of Designation, including additional Exchange Notes issued as interest on outstanding Exchange Notes pursuant to the terms thereof.

                  "Junior Stock" means the Common Stock and any and all classes or series of capital stock of the Company over which shares of Preferred Stock have a preference as to distribution of assets on any liquidation of the Company.

                  "Parity Stock" means any and all other classes or series of capital stock of the Company ranking as to distribution of assets on any liquidation of the Company on parity with the Preferred Stock.

                  "Preferred Stock" has the meaning given such term in Section 2 hereof.

                  "Senior Stock" means any and all classes or series of capital stock of the Company that have a preference over the Preferred Stock as to distributions of assets on any liquidation of the Company.

                  SECTION 2. Designation, Amount and Ranking of the Preferred Stock. The designation of the series of preferred stock created by this resolution shall be "Series D Exchangeable Convertible Preferred Stock" (the "Preferred Stock"), and the number of shares constituting this series of Preferred Stock shall be 550,000. Shares of Preferred Stock shall have the stated value of $100 per share. The Preferred Stock shall in all respects rank senior in right and priority to the Junior Stock

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and equal in right and priority to the Parity Stock with respect to the right to receive dividends or other distributions on liquidation, dissolution or winding-up of the Company.

                  SECTION 3. Dividends; Restricted Payments.

                  3.1 Dividend Payment.


                  (a) Payment Dates. The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends payable in accordance with this Section 3. Dividends on the Preferred Stock shall be cumulative and shall accrue semiannually in arrears on June 30 and December 31 (each, a "Dividend Accrual Date") of each year (each six-month period (or such period from the date of original issue until July 15, 2002) expiring on a Dividend Accrual Date being referred to herein as a "Dividend Period"). Dividends on any shares of the Preferred Stock shall be cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) on and from the date of issue of such shares of the Preferred Stock; provided, however, that dividends in Dividend Shares paid in accordance with
Section 3.2 shall be cumulative and shall accrue on and from the Dividend Accrual Date in the Dividend Period in which such dividend accrued, regardless of when such Dividend Shares were actually issued. Dividends payable on the Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of the ratio of the number of days in such partial period to the actual number of days in such full Dividend Period. The date that any dividend shall be paid pursuant to this Section 3.1 is referred to herein as a "Dividend Payment Date."

                  (b) Arrearages. Additional dividends shall accrue with respect to any dividends (including dividends payable pursuant to this sentence) not paid by the Dividend Accrual Date on which such dividend accrues or in the manner provided in Section 3.2. Such additional dividends shall accrue whether or not declared, at the Dividend Rate compounded semiannually, and shall be payable in the same manner and at such times as provided in Section 3.1 and 3.2 hereof with respect to dividends on each outstanding share of Preferred Stock.

                  (c) Fractional Shares. Each fractional share of Preferred Stock outstanding or accrued as a Dividend Share shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to Section 3.1 hereof, and all dividends with respect to such fractional shares shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) and shall be payable in the same manner and at such times as provided for in Sections 3.1 and 3.2 hereof with respect to dividends on each outstanding share of Preferred Stock.

                  3.2 Form of Payment.

                  (a) Cash. Any dividends accrued on the Preferred Stock on or prior to January 15, 2006 shall when declared be payable in cash at the Dividend Rate per share of Preferred Stock on the stated value of $100.

                  (b) Dividend Shares. Any dividends accrued on the Preferred Stock after January 15, 2006 and on or before January 14, 2009 shall when declared be payable, at the option of the Company, either in cash at the Dividend Rate per share of Preferred Stock on the stated value of $100, or by issuing Dividend Shares having an aggregate stated value equal to the Dividend Rate per share of Preferred Stock on the stated value of $100.

                  3.3 Record Date. To the extent permitted by applicable law, the Board of Directors shall fix a record date for the determination of holders of the Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than 30 days prior to the applicable Dividend Payment Date.

                  3.4 Restricted Payments.

                  (a) No dividends shall be declared or paid or set apart for payment on the Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the outstanding Parity Stock for all dividend periods for the Parity Stock terminating on or prior to the date of payment of such dividends. No full dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock and of any other series of Parity Stock, all dividends declared upon shares of Preferred Stock and of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock and such other series of Parity Stock bear to each other.

                  (b) Unless full cumulative dividends on the Preferred Stock have been paid prior to or on the date of the declaration of dividends on Junior Stock, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock.

                  3.5 Failure to Pay Dividends. If and whenever two consecutive or three total semiannual dividends payable on Preferred Stock have not been paid in full, the number of directors then constituting the Board of Directors shall be increased by one and the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class, shall be entitled to elect the additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Preferred Stock then outstanding shall have been paid, then the right of the holders of the Preferred Stock to elect such additional director shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearage in two consecutive or three total semiannual dividends) and the terms of office of the person elected as director by the holders of the Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting

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power shall have been so vested in the holders of shares of Preferred Stock, the secretary of the Company may, and upon the written request of any holder of Preferred Stock (addressed to the secretary at the principal office of the Company) shall, call a special meeting of the holders of the Preferred Stock of the Company for the election of the director to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Company. The director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur of the director elected by the holders of the Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the holders of the Preferred Stock, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  SECTION 4. Redemption.

                  4.1 Optional Redemption. The Company may, at its option on or after January 15, 2005, redeem shares of Preferred Stock, in whole but not in part, at any time, at a redemption price per share equal to $100 plus accrued and unpaid dividends to the date of redemption.

                  4.2 Redemption Mechanics.

                  (a) Notice. At such time as the Company shall redeem shares of Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) a description of the conversion rights of the Preferred Stock.

                  (b) Surrender. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the redemption price) dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price plus accrued and unpaid dividends to the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Company at the redemption price aforesaid.

                  4.3 Status of Preferred Stock After Redemption. Any shares of Preferred Stock that shall at any time have been redeemed or purchased by the Company shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

                  SECTION 5. Exchange.

                  5.1 Exchange of Preferred Stock for Exchange Notes. The Company may, at its option, subject to the conditions set forth below, on any scheduled Dividend Payment Date, exchange the Preferred Stock, in whole but not in part, together with any accrued and unpaid dividends, for an equal principal amount of Exchange Notes; provided that on the date of such exchange there is no contractual impediment to such exchange.

                  5.2 Form of Exchange Notes. Upon any exchange pursuant to
Section 5.1, holders of outstanding shares of Preferred Stock will be entitled to receive $100 principal amount of Exchange Notes for each $100 stated value of Preferred Stock and accrued and unpaid dividends thereon held by them. The Exchange Notes will be issued in registered form, without coupons. Exchange Notes issued in exchange for Preferred Stock and accrued and unpaid dividends thereon will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which such holder's shares of Preferred Stock and accrued and unpaid dividends thereon entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Note in a principal amount less than $1,000. The person entitled to receive the Exchange Notes issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Notes.

                  5.3 Exchange Mechanics.

                  (a) Notice. At such time as the Company shall exchange shares of Preferred Stock, notice of such exchange shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the exchange date, to each holder of record of the shares to be exchanged, at such holder's address as the same appears on the stock register of the Company. Each such notice shall state: (i) the exchange date; (ii) the number of shares of Preferred Stock to be exchanged; (iii) the place or places where certificates for such shares are to be surrendered for exchange; (iv) that dividends on the shares to be exchanged will cease to accrue on such exchange date; and (v) a description of the conversion rights of the Preferred Stock.

                  (b) Surrender. Notice having been mailed as aforesaid, from and after the exchange date, dividends on the shares of Preferred Stock so called for exchange shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Exchange Notes) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so exchanged (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be exchanged by the Company.

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                  5.4 Status of Preferred Stock After Exchange. Any shares of
Preferred Stock that shall at any time have been exchanged or purchased by the Company shall, after such exchange, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

                  SECTION 6. Liquidation. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of shares of Preferred Stock shall each be entitled to receive out of the assets of the Company legally available for distribution to its stockholders before any distribution shall be made to the holders of Junior Stock of the Company, for each share of Preferred Stock an amount equal to $100 plus accrued and unpaid dividends to the date of payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds thereof, shall be insufficient to pay in full the preferential amounts as to which the Preferred Stock and any other series of Parity Stock would be entitled, then such assets or the proceeds thereof shall be distributed among holders of Preferred Stock and the holders of any Parity Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

                  SECTION 7. Conversion.

                  7.1 (a) Right of Holder to Convert. Provided that full cumulative dividends on the Preferred Stock have been or contemporaneously are declared and paid to the date of conversion, each share of Preferred Stock shall be convertible at the option of the record holder thereof at any time prior to the close of business on the date prior to the redemption date for such share, into the number of shares of fully paid and nonassessable shares of Common Stock determined by dividing $100 by the Conversion Price in effect at the time of conversion.

                  (b) Mechanics of Conversion by Holders of Preferred Stock. In order for any holder of the Preferred Stock to convert the same into Common Stock, such holder shall present in person or by registered mail, return receipt requested with postage prepaid thereon, at the principal office of the Company, the certificate representing such share to the Company by the close of business on the date prior to the redemption date accompanied by written notice to the Company that such holder elects to convert all or a specified number of shares and stating therein its name or the name or names of its nominees in which such holder wishes the certificate or certificates for Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of the Preferred Stock, or to its nominee or nominees, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and if less than the full number of shares of the Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of the Preferred Stock evidenced by such surrendered certificate less the number of such shares being converted.

                  7.2 Adjustments to Conversion Price for Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time the Company shall (i) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (whether by distribution of Common Stock or otherwise) or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect immediately after the happening of any such event shall be proportionately decreased, in case of the happening of events described in subparagraph (i) above, or proportionately increased, in case of the happening of events described in subparagraph (ii) above. In case at any time or from time to time the Company shall declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (other than shares of Common Stock) or capital stock of any subsidiary of the Company or any other assets (other than cash), then the Company shall make appropriate provision to provide the Holder, upon exercise of this Warrant, of the aggregate number and kind of shares which the Holder would have received if the Holder had exercised this Warrant immediately prior to the record date for such dividend or distribution; provided that no adjustment shall be made if such dividend or distribution is not actually made.

                  7.3 Merger, Consolidation or Disposition of Assets. In case the Company shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation, then each holder of a share of the Preferred Stock shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such merger, consolidation, sale, transfer or other disposition of assets by a holder of a number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation, sale, transfer or other disposition of assets. In case of any such merger, consolidation, sale, transfer or other disposition of assets, the successor acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition hereof to be performed and observed by the Company and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments to the Conversion Price which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 7.3. The foregoing provisions of this Section 7.3 shall similarly apply to successive mergers, consolidations, sales, transfers or other dispositions of assets.

                  7.4 No Impairment. The Company (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Preferred Stock to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid nonassessable shares of Common Stock on the conversion of the Preferred Stock and (iii) will not issue any Common Stock or Convertible Securities or take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such issuance or action upon the conversion or redemption of, or payment of all outstanding dividends on, all of the then outstanding shares of Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation and available for the purpose of issue upon such conversion or redemption or payment of such dividend.

                  7.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 7.2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to

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each holder of the Preferred Stock a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

                  7.6 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall use commercially reasonable efforts to mail to each holder of the Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  7.7 Reservation of Shares. The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of shares of Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

                  SECTION 8. Voting Rights of Preferred Stock.

                  8.1 General Voting Rights. Holders of Preferred Stock shall not be entitled to any voting rights except as may be required by Delaware law, other than the voting rights provided in Section 3.5.

                  8.2 Vote of Series Required. So long as any shares of Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the shares of Preferred Stock outstanding at the time shall be necessary to permit, effect or validate

                  (a) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Stock; and

                  (b) the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation which would adversely affect the voting powers, designations, preferences, redemption rights, and relative participating, optional or other rights and the qualifications, limitations or restrictions of the Preferred Stock.

                  8.3 Conflicts. To the extent permitted by applicable law, in the event of any conflict or inconsistency between (i) any of the provisions of this Section 8 or any other provision in this Certificate and (ii) the Restated Certificate of Incorporation or the Bylaws of the Company, as may be amended from time to time, the terms of this Certificate shall supersede such conflicting or inconsistent provision and shall control.

                  IN WITNESS WHEREOF, ENERGY PARTNERS, LTD. has caused its corporate seal to be hereunto affixed and this certificate to be executed this 10th day of January, 2002.

                                       ENERGY PARTNERS, LTD.



                                       By:
                                          -------------------------------
                                          Name:  Suzanne Baer
                                          Title: Executive Vice President